Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

Pursuant to Article 12 of the Articles of Incorporation, the purpose of these Share Handling Regulations is to set forth the handling business relating to shares of the Company and matters relating to the procedures for exercise of shareholders’ proposal rights and other rights. Notwithstanding the foregoing, the handling of beneficial owners of shares shall be subject to the provisions of the Japan Securities Depository Center, Inc. (“JASDEC”).

Article 2. (Denominations of Share Certificates)

1. Share certificates of the Company shall be denominated in one hundred shares, one thousand shares, ten thousand shares and one hundred thousand shares. Notwithstanding the foregoing, in respect of any less than one hundred shares, the Company may issue a certificate representing such number of shares.

2. Of the share certificates set forth in the foregoing paragraph, a shareholder may not request the Company to issue any certificate representing any number of shares constituting less-than-a-full-unit shares (“certificate for less-than-a-full-unit shares”), unless such issuance proceeds in accordance with Article 13, Article 23 and Article 24.

Article 3. (Share Registrar)

The share registrar of the Company, its handling place of business and transmitting offices in respect of shares of the Company under these Regulations shall be as follows:

(1) Share registrar

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2) Its handling place of business

Securities Agency Department,

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(3) Its transmitting offices

Branch offices throughout Japan of:

Mitsubishi UFJ Trust and Banking Corporation

Head office, branch offices and business offices throughout Japan of:

Nomura Securities Co., Ltd.

Article 4. (Handling Procedures, Application and Request, etc.)

1. Any procedure under these Regulations and any application, request, notification, notice or the like relating to the matters the handling of which the Company has entrusted to the share registrar shall be directed to the share registrar.

2. Any application, request, notification or notice under these Regulations shall be made or given in the form designated by the Company, affixed with the registered seal impression under Article 14 below. In case any person who makes or gives such any application, request, notification or notice or his legal representative, if any, cannot affix the registered seal impression, the person shall, upon request by the Company, submit a document showing that he/she is a shareholder or a letter of guarantee.

3. When any application, request, notification or notice under the foregoing paragraph is made or given by agent, the agent shall submit a power of attorney. When the consent of a curator or assistant is required, a document showing the consent shall be submitted.

CHAPTER II

ENTRIES OR RECORDS IN THE REGISTER OF SHAREHOLDERS

Article 5. (Registration of Transfer of Title to Shares)

1. Any person who makes an application for any entry or recordation in the register of shareholders (“transfer of title to shares”) shall file the application together with the share certificates on which the name of the applicant is stated.

2. When a person who has acquired shares for any cause other than assignment, such as inheritance and bequest, makes an application for the registration of transfer of title to shares, the person shall, upon request by the Company, file a document showing the acquisition in addition to following the procedure under the foregoing paragraph of this Article; provided, however, that it shall not be required to submit share certificates if the share certificates have not been issued.

Article 6. (Registration of Transfer of Title to Shares in Cases Specifically Provided for in Laws or Ordinances)

In case there are some specific requirements for a transfer of shares under laws or ordinances, any person who makes an application for the registration of transfer of title to shares shall, upon request by the Company, file the application together with the share certificates on which the name of the applicant is stated and a document showing the fulfillment of the requirements.

CHAPTER III

REGISTER OF BENEFICIAL OWNERS OF SHARES

Article 7. (Register of Beneficial Owners of Shares)

A beneficial owner of shares shall file a card of beneficial owner of shares through a member of the central depository and clearing system for share certificates and other securities (a “Member”).

Article 8. (Entries in Register of Beneficial Owners of Shares)

Entries in the register of beneficial owners of shares shall be made in accordance with notices with regard to beneficial owners of shares by JASDEC and cards of beneficial owners of shares.

Article 9. (Aggregation)

When a shareholder listed on the register of shareholders and a beneficial owner of shares listed on the register of beneficial owners of shares are considered to be identical based on their addresses and names, the numbers of their respective shares shall be aggregated for the purpose of exercise of rights as a shareholder.

CHAPTER IV

REGISTRATION OF PLEDGE AND INDICATION OF TRUST PROPERTY

Article 10. (Registration of Pledge and Cancellation thereof)

In case of an application for the registration of a pledge on shares or for the alteration or cancellation thereof, the pledgor and the pledgee shall file the application in the form designated by the Company under their joint signatures, together with the share certificates.

Article 11. (Indication of Trust Property and Cancellation thereof)

In case of an application for the indication of trust property with regard to shares or for the cancellation thereof, the trustor or the trustee shall file the application in the form designated by the Company together with the share certificates.

CHAPTER V

NON-POSSESSION OF SHARE CERTIFICATES

Article 12. (Notice of Non-Possession of Share Certificates)

In case of notice of non-possession of share certificates, the notice in the form designated by the Company shall be submitted together with the share certificates. Notwithstanding the foregoing, the submission of share certificates to be newly issued shall not be required.

Article 13. (Application for Delivery of Unpossessed Share Certificates)

1. When a shareholder who has given notice of non-possession of share certificates applies for the issuance of share certificates, the shareholder shall file an application in the form designated by the Company.

2. In the case of paragraph 1 of this Article, the Company may request the shareholder to submit the receipt of application for non-possession of share certificates or any equivalent certificate.

CHAPTER VI

NOTIFICATION OF VARIOUS MATTERS

Article 14. (Notification of Addresses, Names and Seals)

1. Shareholders, beneficial owners of shares and registered pledgees or their legal representatives shall file notification of their addresses, names and seals in the form designated by the Company. When any change in the matters so notified has occurred, the same process shall be required.

2. Notwithstanding the foregoing paragraph, foreigners can register their signatures in place of seals.

Article 15. (Notification by Shareholders, etc. Residing Abroad)

1. Shareholders, beneficial owners of shares and registered pledgees or their legal representatives residing in foreign countries shall, in addition to following the procedure under Article 14, either elect their standing proxies or set up their provisional addresses, in Japan and file notification of such standing proxies or provisional addresses. When any change in the matters so notified has occurred, the same process shall be required.

2. The provisions of Article 14 shall apply to the standing proxies.

Article 16. (Representative of Corporation)

1. When a shareholder or beneficial owner of shares is a corporation, the corporation shall file notification of its representative (being one person).

2. When a change of such representative has occurred, the notification thereof shall be filed together with a certificate of the commercial register of the corporation.

Article 17. (Appointment of Representative for Joint Owners of Shares and Change thereof)

Shareholders or beneficial owners of shares owning shares jointly shall appoint their representative (being one person) and file notification thereof in the form designated by the Company, together with the share certificates. When a change of such representative has occurred, the same process shall be required.

Article 18. (Change of Statements in the Register of Shareholders and the Register of Beneficial Owners of Shares and on Share Certificates)

In case of notification of any change of the statements in the register of shareholders and the register of beneficial owners of shares and on the share certificates for any of the following reasons, the notification in the form designated by the Company shall be filed together with the share certificates and a document showing the change. Notwithstanding the foregoing, the submission of the share certificates shall not be required either in case the share certificates have not been issued or in case of any change of the statements in the register of beneficial owners of shares.

(1)	Change of surname or given name;

(2)	Election, change or termination of power, of legal representative, such as a person to exercise parental power, and guardian;

(3)	Change of trade name or corporate name; and

(4)	Corporate reorganization.

Article 19. (Special Rules for Notification of Various Matters by Beneficial Owners of Shares)

When a beneficial owner of shares files notification pursuant to this Chapter, the notification shall be filed through the Member with whom the beneficial owner of shares maintains an account. Notwithstanding the foregoing, in case of only a change of the registered seal, it shall not be required to file notification thereof through the Member.

CHAPTER VII

STATEMENTS ON SHARE CERTIFICATES AND

REISSUE OF SHARE CERTIFICATES

Article 20. (Statements on Share Certificates)

1. The name of a shareholder and his/her legal representative shall be stated on a share certificate.

2. When there is a registration of transfer of title to shares pursuant to Chapter II or when notification is filed pursuant to Article 18 and Article 19, the date of such registration in the register of shareholders shall be stated on the designated space of the share certificate, affixed with a verification seal by the share registrar.

Article 21. (Registration of Pledge and Indication of Trust Property)

1. In case of the registration of a pledge or the alteration or cancellation thereof, such event, as well as the date of such registration in the register of shareholders, shall be stated on the share certificate, affixed with a verification seal by the share registrar.

2. In case of the indication of trust property with regard to shares or the cancellation thereof, such event, as well as the date of such registration in the register of shareholders, shall be stated on the share certificate, affixed with a verification seal by the share registrar.

Article 22. (Reissue due to Division or Consolidation)

1. When a shareholder makes an application for the issuance of new share certificates due to division or consolidation of outstanding share certificates, the shareholder shall file the application in the form designated by the Company together with the share certificates.

2. Notwithstanding the foregoing paragraph, no shareholder can make an application for the issuance of certificate for less-than-a-full-unit shares due to division or consolidation of outstanding share certificates.

Article 23. (Reissue due to Disfigurement or Mutilation)

When a shareholder makes an application for the issuance of new share certificates due to disfigurement or mutilation of outstanding share certificates, the shareholder shall file the application in the form designated by the Company together with the share certificates. Notwithstanding the foregoing, when it is difficult to ascertain the genuineness of the share certificates, the provisions under Chapter VIII shall apply.

Article 24. (Reissue due to Used-up Space)

In case of any change in the statements on a share certificate on which the space for holders’ names have been used up, the Company shall withdraw the share certificate and issue a new one.

CHAPTER VIII

REGISTRATION OF LOSS OF SHARE CERTIFICATES

Article 25. (Request for Registration of Loss of Share Certificates)

A shareholder requesting the registration of loss of share certificates shall file an application in the form designated by the Company together with a document showing the legitimated acquisition of the share certificates, a document showing the loss of share certificates and a document showing personal identification; provided that, in case a shareholder requesting the registration of loss of share certificates is a record holder of such share certificates, only a document showing the loss of share certificates shall be filed together with an application form.

Article 26. (Application for Cancellation of the Registration by the Registrant Shareholder of Loss of Share Certificates)

When a registrant shareholder of loss of share certificates applies for the cancellation of registration under Article 25, an application form designated by the Company shall be filed.

Article 27. (Application for Cancellation of the Registration by the Holder of the Share Certificates Concerned)

For an application for the cancellation of the registration of loss of share certificates, a shareholder who has the share certificates with such registration shall file an application in the form designated by the Company together with the share certificates and a document showing personal identification; provided that, in case of an application for the cancellation thereof made by a shareholder or a registered pledgee, no document showing personal identification shall be required to be submitted.

Article 28. (Notification of Various Matters)

Articles 14 through 18 shall be applied for any change in the statements in the register of loss of share certificates if a registrant of loss of share certificates is neither a shareholder nor a registered pledgee.

CHAPTER IX

PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 29. (Purchase Request)

1. When a shareholder makes a request for the purchase of less-than-a-full-unit shares, the shareholder shall file the request in the form designated by the Company with the handling place of business or any of the transmitting offices in respect of shares of the Company set forth in Article 3 (the “purchase request place”). If certificates have been issued in respect of the less-than-a-full-unit shares, the certificates therefor shall be submitted.

2. When a beneficial owner of shares makes a purchase request under the foregoing paragraph, such purchase request shall be filed through the Member with whom the beneficial owner of shares maintains an account.

Article 30. (Purchase Price)

The purchase price per share of less-than-a-full-unit shares shall be the closing price on Tokyo Stock Exchange, Inc. (the “TSE”) on the day on which in the case of paragraph 1 of Article 29, the document set forth therein reaches the purchase request place or in the case of paragraph 2 of Article 29, the document reaches the handling place of business of the share resitrar set forth in Article 3 (if there is no trading on the TSE on the specified day above, the first price validly made thereafter).

Article 31. (Payment of Purchase Price)

1. The purchase price of the less-than-a-full-unit shares shall be paid, unless otherwise provided by the Company, at the purchase request place within seven business days (which shall be business days at the place where the purchase request place is located) counting from the day on which the purchase price is determined.

2. Notwithstanding the foregoing paragraph, when the purchase price is cum rights to receive dividends, receive shares allocated upon a stock split or otherwise, the purchase price shall be paid not later than the record date.

3. When the Company pays the purchase price set forth in paragraph 1 or 2 of this Article, the Company shall withhold an amount equivalent to the fee set forth in Article 42.

4. The requesting shareholder may request the Company to pay the purchase price by remittance to his/her designated bank account or in cash by postal transfer.

Article 32. (Transfer of Purchased Shares)

Title to the shares requested to be purchased shall pass to the Company on the date on which the Company has completed the payment of the purchase price set forth in Article 31 or the procedure therefor.

CHAPTER X

ADDITIONAL PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 33. (Additional Purchase Request)

1. When a shareholder or a beneficial owner of shares with a less-than-a-full-unit shares makes a request (the “additional purchase request”) to the Company to the effect that the Company sells shares which will become a full unit of shares, together with the less-than-a-full-unit shares, the shareholder shall submit the additional purchase request form together with the share certificates (collectively, hereinafter referred to as the “documents for the additional purchase request”) and the estimated additional purchase amount set forth in the next Article with the handling place of business or any of the transmitting offices in respect of shares of the Company set forth in Article 3. If share certificates have not been issued, the share certificates shall not be submitted.

2. When a beneficial owner of shares makes the additional purchase request under the foregoing paragraph, such additional purchase request shall be made through the Member and the JASDEC.

Article 34. (Estimated Additional Purchase Amount)

1. The estimated additional purchase amount shall be an amount as the product of the sum, which is equal to the product of the closing price on the TSE on the business day that is immediately preceding the day on which the documents for the additional purchase request reach the handling place of business or any of the transmitting offices in respect of shares of the Company (if there is no trading on the TSE on the specified day above, the closing price validly made on the latest preceding day) and the number of shares in respect of the additional purchase request multiplied by 1.3. Resulting amount less than one-thousand (1,000) yen unit shall be rounded up. The estimated additional purchase amount shall be determined by Nomura Securities Co., Ltd. in case the transmitting office becomes any of head or branch offices of Nomura Securities Co., Ltd. The handling for the case of the additional purchase request made by a beneficial owner of shares shall be carried on in accordance with a procedure set forth by JASDEC.

2. The Company shall not handle the additional purchase request if the estimated additional purchase amount falls short of the amount under the foregoing paragraph in case the additional purchase request under the foregoing Article is made.

Article 35. (Additional Purchase Request Over Outstanding Balance of Treasury Shares)

If the aggregated number of shares in respect of the additional purchase request each made on a same day exceeds the number of treasury shares to be transferred held by the Company, no additional purchase request made on that day shall come into effect.

Article 36. (Effective Date of Additional Purchase Request)

The additional purchase request shall come into effect on the day on which the documents for the additional purchase request set forth in Article 33 and the estimated additional purchase amount set forth in Article 34 reach the handling place of business or any of the transmitting offices in respect of shares of the Company.

Article 37. (Period of Suspension for Additional Purchase Request)

1. The Company shall suspend its handling of the additional purchase request in every year during the period from a day that is twelve (12) business days prior to 31st March to 31st March and the period from a day that is twelve (12) business days prior to 30th September to 30th September.

2. Notwithstanding the foregoing paragraph, in case any of the head or branch offices of Nomura Securities Co., Ltd. becomes the transmitting office, the Company shall suspend its handling of the additional purchase request in every year during the period from a day that is sixteen (16) business days prior to 31st March to 31st March and the period from a day that is sixteen (16) business days prior to 30th September to 30th September.

3. Notwithstanding the foregoing two paragraphs, if it is deemed to be necessary, the Company shall be able to set up any other appropriate period of suspension for additional purchase request.

Article 38. (Additional Purchase Price)

1. The additional purchase price per share of less-than-a-full-unit share shall be the closing price on the TSE on the effective date of the additional purchase request (if there is no trading on the TSE on the specified day above, the first price validly made thereafter).

2. If the estimated additional purchase amount set forth in Article 34 falls short of an aggregated sum of the additional purchase price under the foregoing paragraph and the fees set forth in Article 42 (the “additional purchase amount”), such shortfall shall be demanded to the requesting shareholder. In this regard, such additional purchase request shall be cancelled if such shortfall is not paid within five business days after the day immediately following a day on which such shortfall is demanded.

Article 39. (Receipt of Additional Purchase Amount)

1. The Company shall receive the additional purchase amount from the estimated additional purchase amount on the sixth business day from the day on which the additional purchase price is determined or the day immediately following a day on which the shortfall under paragraph 2 of foregoing Article is paid; provided that, in case the additional purchase price is cum rights to receive dividends, receive shares allocated upon a stock split or otherwise, the additional purchase amount shall be paid not later than the record date.

2. The Company shall repay the balance after subtracting the additional purchase amount under the foregoing paragraph from the estimated additional purchase amount by remittance to the bank account designated by the shareholder of the additional purchase request or in cash by postal transfer.

Article 40. (Transfer of Additionally Purchased Shares)

Title to the treasury shares of the additional purchase request shall pass to the shareholder or beneficial owner of shares on the date on which the Company has completed the receipt of the additional purchase amount set forth in paragraph 1 of the foregoing Article.

Article 41. (Delivery of Share Certificates)

The certificates in respect of the shares which amounted to a full unit of shares by the additional purchase request shall be issued without delay, and shall be delivered to the requesting shareholder. Provided that the handling in case of the additional purchase request made by a beneficial owner of shares may be carried on otherwise.

CHAPTER XI

FEES

Article 42. (Fees)

The fees for the handling of shares of the Company shall be as follows:

(1)	When the Company delivers share certificates pursuant to Article 13, Article 22 and Article 23:

300 yen per sheet of share certificates.

(2)	For a request for the registration of the loss of share certificates pursuant to Article 25:

10,000 yen per request
500 yen per sheet of share certificates.

(3)	For a purchase of less-than-a-full-unit shares pursuant to Article 29 and an additional purchase pursuant to Article 33:

An amount obtained in accordance with the following formula as equivalent to the brokerage commission for 100 shares, prorated according to the number of shares so purchased or additionally purchased, for each case of purchase.

(Formula)

The fee shall be measured through the way where at first, the purchase price per share determined under Article 30 or the additional purchase price per share determined under Article 38 shall be multiplied by 100 shares (the “assumed total amount”) and then calculated by using the following ratios to the assumed total amount.

The first 1,000,000 yen	1.150%
More than 1,000,000 yen to 5,000,000 yen (inclusive)	0.900%
More than 5,000,000 yen to 10,000,000 yen (inclusive)	0.700%
More than 10,000,000 yen to 30,000,000 yen (inclusive)	0.575%
More than 30,000,000 yen to 50,000,000 yen (inclusive)	0.375%
(If there is any fraction of 1 yen, it shall be disregarded.)

Provided, however, that if the amount so obtained per 100 shares falls under 2,500 yen, it shall be 2,500 yen.

CHAPTER XII

EXERCISE PROCEDURE OF SHAREHOLDERS’ RIGHTS

Article 43. (Method of Exercise of Shareholders’ Rights)

1. When a shareholder exercises any shareholder’s right, including rights to request the directors to convene a general meeting of shareholders, make any specific matter form the object of a general meeting of shareholders and notify the shareholders of the outline of the proposal to be submitted by such shareholder with regard to the matter forming the object of a general meeting of shareholders, pursuant to laws or ordinances, such shareholder must do so in writing, affixed with the seal filed under the provision of Article 14, unless otherwise provided by these Regulations.

2. Pursuant to the foregoing paragraph of this Article, when the number of words described in the reference materials for the general meeting of shareholders being submitted by a shareholder with regard to any reasons for the proposal and the matters concerning the candidates for the election of directors and an independent auditor exceeds 400, the outline thereof shall be required to be described therein.

Article 44. (Method of Filing Requests)

When any shareholder exercises rights by an electronic method pursuant to laws or ordinances, such shareholder shall do so on the website of the Company (http://www.nomura.com/jp/).

Supplementary Provision

These Regulations shall come into force as from October 1, 2001.

Dates of Amendments

January 15, 2002	October 1, 2004
June 17, 2002	January 4, 2005
April 1, 2003	October 1, 2005
June 26, 2003	May 1, 2006
June 25, 2004	June 28, 2006